                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                CORGENTECH INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $0.001 Per Share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   21872P105
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                               February 18, 2004
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ] Rule 13d-1(b)
          [ ] Rule 13d-1(c)
          [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                                ------------
CUSIP NO. 21872P105                   13G                          PAGE 2 OF 11
-------------------                                                ------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS: Bear Stearns Asset Management, Inc.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 06-1135192

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York

--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                              0

        NUMBER OF       --------------------------------------------------------
         SHARES         6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              1,816,637
          EACH
        REPORTING       --------------------------------------------------------
         PERSON         7     SOLE DISPOSITIVE POWER
         WITH
                              0

                        --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              1,816,637

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,816,637

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.5%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO

--------------------------------------------------------------------------------

-------------------                                                ------------
CUSIP NO. 21872P105                   13G                          PAGE 3 OF 11
-------------------                                                ------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS: Bear Stearns Health Innoventures Management,
      L.L.C.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 13-4159171

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                              0

        NUMBER OF       --------------------------------------------------------
         SHARES         6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              1,810,804
          EACH
        REPORTING       --------------------------------------------------------
         PERSON         7     SOLE DISPOSITIVE POWER
         WITH
                              0

                        --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              1,810,804

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,810,804

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.5%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO (Limited Liability Company)

--------------------------------------------------------------------------------

-------------------                                                ------------
CUSIP NO. 21872P105                   13G                          PAGE 4 OF 11
-------------------                                                ------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS: Bear Stearns Health Innoventures, L.P.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
      13-4169871

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                              0

        NUMBER OF       --------------------------------------------------------
         SHARES         6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              262,061
          EACH
        REPORTING       --------------------------------------------------------
         PERSON         7     SOLE DISPOSITIVE POWER
         WITH
                              0

                        --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              262,061

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       262,061

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.9%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN

--------------------------------------------------------------------------------

-------------------                                                ------------
CUSIP NO. 21872P105                   13G                          PAGE 5 OF 11
-------------------                                                ------------

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS: Bear Stearns Health Innoventures Offshore, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands

--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                              0

        NUMBER OF       --------------------------------------------------------
         SHARES         6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              215,587
          EACH
        REPORTING       --------------------------------------------------------
         PERSON         7     SOLE DISPOSITIVE POWER
         WITH
                              0

                        --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              215,587

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       215,587

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.8%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN

--------------------------------------------------------------------------------

-------------------                                                ------------
CUSIP NO. 21872P105                   13G                          PAGE 6 OF 11
-------------------                                                ------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS: BSHI Members, L.L.C.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
      13-4179475

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                              0

        NUMBER OF       --------------------------------------------------------
         SHARES         6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              121,799
          EACH
        REPORTING       --------------------------------------------------------
         PERSON         7     SOLE DISPOSITIVE POWER
         WITH
                              0

                        --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              121,799

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      121,799

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.4%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO (Limited Liability Company)

--------------------------------------------------------------------------------

-------------------                                                ------------
CUSIP NO. 21872P105                   13G                          PAGE 7 OF 11
-------------------                                                ------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS: Bear Stearns Health Innoventures Employee
      Fund, L.P.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 13-4159175

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                              0

        NUMBER OF       --------------------------------------------------------
         SHARES         6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              169,993
          EACH
        REPORTING       --------------------------------------------------------
         PERSON         7     SOLE DISPOSITIVE POWER
         WITH
                              0

                        --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              169,993

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      169,993

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.6%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN

--------------------------------------------------------------------------------

-------------------                                                ------------
CUSIP NO. 21872P105                   13G                          PAGE 8 OF 11
-------------------                                                ------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS: BX, L.P.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands

--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                              0

        NUMBER OF       --------------------------------------------------------
         SHARES         6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              1,041,364
          EACH
        REPORTING       --------------------------------------------------------
         PERSON         7     SOLE DISPOSITIVE POWER
         WITH
                              0

                        --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              1,041,364

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,041,364

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      3.7%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN

--------------------------------------------------------------------------------

-------------------                                                ------------
CUSIP NO. 21872P105                   13G                          PAGE 9 OF 11
-------------------                                                ------------

Item 1(a).    Name of Issuer: CORGENTECH INC.

Item 1(b).    Address of Issuer's Principal Executive Offices:
                650 Gateway Boulevard
                South San Francisco, California 94080

Item 2(a).    Name of Person Filing:
              Bear Stearns Asset Management, Inc.
              Bear Stearns Health Innoventures Management, L.L.C.
              Bear Stearns Health Innoventures, L.P.
              Bear Stearns Health Innoventures Offshore, L.P.
              BSHI Members, L.L.C.
              Bear Stearns Health Innoventures Employee Fund, L.P.
              BX, L.P.

Item 2(b).    Address of Principal Business Office or, if None, Residence:
              383 Madison Avenue, 28th Floor
              New York, NY  10179

Item 2(c).    Citizenship:
              Bear Stearns Asset Management, Inc. - New York
              Bear Stearns Health Innoventures Management, L.L.C. - Delaware
              Bear Stearns Health Innoventures, L.P. - Delaware
              Bear Stearns Health Innoventures Offshore, L.P. - Cayman Islands
              BSHI Members, L.L.C. - Delaware
              Bear Stearns Health Innoventures Employee Fund, L.P. - Delaware
              BX, L.P. - Cayman Islands

Item 2(d).    Title of Class of Securities:
              Common Stock, Par Value $0.001 Per Share ("Common Stock")

Item 2(e).    CUSIP Number:
              21872P105

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
              Not Applicable

Item 4.         Ownership.

                                                                                             SOLE POWER        SHARED
                                                              SOLE POWER      SHARED             TO           POWER TO
                                         AMOUNT     PERCENT   TO VOTE OR   POWER TO VOTE     DISPOSE OR      DISPOSE OR
                                      BENEFICIALLY  OF CLASS  DIRECT THE   OR DIRECT THE     DIRECT THE      DIRECT THE
           REPORTING PERSON               OWNED       (1)        VOTE          VOTE         DISPOSITION OF  DISPOSITION OF
--------------------------------      ------------  --------  ----------   -------------    --------------  --------------
Bear Stearns Asset
Management, Inc.                         1,816,637    6.5%       0             1,816,637          0              1,816,637
Bear Stearns Health
Innoventures Management, L.L.C.          1,810,804    6.5%       0             1,810,804          0              1,810,804
Bear Stearns Health
Innoventures, L.P.                         262,061    0.9%       0               262,061          0                262,061

-------------------                                               -------------
CUSIP NO. 21872P105                   13G                         PAGE 10 OF 11
-------------------                                               -------------

Bear Stearns Health
Innoventures Offshore, L.P.                215,587    0.8%       0               215,587          0                215,587
BSHI Members, L.L.C.                       121,799    0.4%       0               121,799          0                121,799
Bear Stearns Health
Innoventures Employee Fund, L.P.           169,993    0.6%       0               169,993          0                169,993
BX, L.P.                                 1,041,364    3.7%       0             1,041,364          0              1,041,364

(1) Calculation based on 27,791,686 shares of Common Stock, par value $0.01 per share, reported to be outstanding as of October 27, 2004 on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2004.

      Bear Stearns Asset Management, Inc. ("BSAM") is the managing member of Bear Stearns Health Innoventures Management, L.L.C. ("BSHI Management"), the general partner of Bear Stearns Health Innoventures, L.P., Bear Stearns Health Innoventures Offshore, L.P., Bear Stearns Health Innoventures Employee Fund, L.P. and BX, L.P., and BSHI Management is the managing member of BSHI Members, L.L.C. Accordingly, BSAM and BSHI Management may be deemed to be a beneficial owner of shares of Common Stock owned of record by Bear Stearns Health Innoventures, L.P., Bear Stearns Health Innoventures Offshore, L.P., Bear Stearns Health Innoventures Employee Fund, L.P., BX, L.P. and BSHI Members, L.L.C.

      Elizabeth Czerepak, Michael Aspinwall, Stefan Ryser, Fritz Buhler, Jurgen Drews, Theodore Slocomb, Aspinwall-Blanker LLC, Czerepak-Adkins LLC and BSAM, as members of BSHI Management may be deemed to share beneficial ownership of the shares shown as beneficially owned by each Reporting Person. Such person disclaims such beneficial ownership.

Item 5.       Ownership of Five Percent or Less of a Class.

              Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not applicable.

Item 7.       Identification and Classification of the Subsidiary Which
              Acquired the Security Being Reported on by the Parent
              Holding Company.

              Not applicable.

Item 8.       Identification and Classification of Members of the Group.

              Not applicable.

Item 9.       Notice of Dissolution of Group.

              Not applicable.

Item 10.      Certification.

              Not applicable.

-------------------                                                -------------
CUSIP NO. 21872P105                   13G                          PAGE 11 OF 11
-------------------                                                -------------
                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2005

                            BEAR STEARNS ASSET MANAGEMENT, INC.

                              By: /s/ Elizabeth A. Czerepak
                                  ----------------------------------------------
                                  Name: Elizabeth A. Czerepak
                                  Title: Authorized Signatory

                            BEAR STEARNS HEALTH INNOVENTURES MANAGEMENT, L.L.C.

                              By: /s/ Elizabeth A. Czerepak
                                  ----------------------------------------------
                                  Name: Elizabeth A. Czerepak
                                  Title: Authorized Signatory

                            BEAR STEARNS HEALTH INNOVENTURES, L.P.
                            BEAR STEARNS HEALTH INNOVENTURES OFFSHORE, L.P.
                            BEAR STEARNS HEALTH INNOVENTURES EMPLOYEE FUND, L.P. BX, L.P.

                              By: Bear Stearns Health Innoventures Management,
                                  L.L.C.,their general partner

                              By: /s/ Elizabeth A. Czerepak
                                  ----------------------------------------------
                                  Name: Elizabeth A. Czerepak
                                  Title: Authorized Signatory

                            BSHI MEMBERS, L.L.C.

                               By: Bear Stearns Health Innoventures
                                   Management, L.L.C.,its managing member

                               By: /s/ Elizabeth A. Czerepak
                                  ----------------------------------------------
                                   Name: Elizabeth A. Czerepak
                                   Title: Authorized Signatory